KPMG LLP
Suite 500
191 West Nationwide Blvd.
Columbus, OH  43215-2568
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 20, 2026, with respect to the financial statements and financial highlights of Davis Opportunity Fund, Davis Government Bond Fund, Davis Government Money Market Fund, Davis Financial Fund, Davis Balanced Fund, and Davis Real Estate Fund (each a series of Davis Series, Inc.), incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
Columbus, Ohio
April 29, 2026